Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Christopher & Banks Corporation:

We consent to the use of our report dated March 16, 2017, with respect to the consolidated balance sheet of Christopher & Banks Corporation and subsidiaries as of January 28, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the fiscal years in the two-year period ended January 28, 2017, which report appears in the February 3, 2018 annual report on Form 10-K of Christopher & Banks Corporation.
/s/ KPMG LLP
Minneapolis, Minnesota
August 3, 2018